Exhibit 77(a)(6)

ING INVESTORS TRUST

AMENDMENT #48 TO THE AMENDED AND RESTATED
AGREEMENT AND DECLARATION OF TRUST

ABOLITION OF SERIES OF SHARES
OF BENEFICIAL INTEREST

The undersigned, being a majority of the Trustees of ING Investors Trust, a Massachusetts business trust (the “Trust”), acting pursuant to Article VI, Section 6.2 and Article XI, Sections 11.2 and 11.4 of the Trust’s Amended and Restated Agreement and Declaration of Trust, dated February 26, 2002, as amended, hereby abolish the ING EquitiesPlus Portfolio, the ING Global Technology Portfolio, the ING Mid Cap Growth Portfolio, the ING UBS U.S. Allocation Portfolio and the ING Van Kampen Large Cap Growth Portfolio, and the establishment and designation thereof, there being no shares of such series currently outstanding.

Dated:  April 28, 2008_

/s/ Colleen D. Baldwin_____________ Colleen D. Baldwin, as Trustee	/s/ Patrick W. Kenney______________ Patrick W. Kenny, as Trustee
/s/ John V. Boyer__________________ John V. Boyer, as Trustee	/s/ Shaun P. Mathews_______________ Shaun P. Mathews, as Trustee
/s/ Patricia W. Chadwick___________ Patricia W. Chadwick, as Trustee	/s/ Sheryl K. Pressler_______________ Sheryl K. Pressler, as Trustee
/s/ Robert W. Crispin______________ Robert W. Crispin, as Trustee	________________________________ David W.C. Putnam, as Trustee
/s/ Peter S. Drotch_________________ Peter S. Drotch, as Trustee	/s/ Roger B. Vincent_______________ Roger B. Vincent, as Trustee
/s/ J. Michael Earley_______________ J. Michael Earley, as Trustee